RESTRICTED SHARES AWARD AGREEMENT

This Restricted Shares Award Agreement (this “Agreement”) is made and entered into as of __________________ (the “Grant Date”) by and between HireQuest, Inc., a Delaware corporation (the “Company”) and __________________(the “Director”).

WHEREAS, the Company has adopted the HireQuest, Inc. 2019 Equity Incentive Plan (the “Equity Incentive Plan”) under which awards of Restricted Shares may be granted; and

WHEREAS, the Company has adopted the 2019 HireQuest, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”); and

WHEREAS, the Compensation Committee and Board of Directors of the Company have determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Shares provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Shares. Pursuant to Section 7.2 of the Equity Incentive Plan, entitled Restricted Awards, the Company hereby issues to the Director on the Grant Date a Restricted Shares Award consisting of, in the aggregate, ______ shares of Common Stock of the Company (the "Restricted Shares"), on the terms and conditions and subject to the restrictions set forth in this Agreement, the Director Compensation Plan, and the Equity Incentive Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Equity Incentive Plan or the Director Compensation Plan, as the case may be.

2. Consideration. The grant of the Restricted Shares is made in consideration of the services already rendered and to be rendered by the Director to the Company.

3. Restricted Period; Vesting.

3.1 Except as otherwise provided herein, provided that the Director does not experience a Separation from Service prior to the applicable vesting date the Restricted Shares will vest in accordance with the following schedule:

The period over which the Restricted Shares vest is referred to as the "Restricted Period". If any vesting date, as set forth above, would otherwise occur during a blackout period pursuant to the Company’s Insider Trading Policy, said shares shall vest on the first day immediately following the end of the blackout period.

3.2 Except as otherwise provided herein, if the Director experiences a Separation from Service before the Restricted Shares vest, then the unvested portion of the Restricted Shares shall be automatically forfeited.

3.3 The foregoing vesting schedule notwithstanding, if the Director’s service is involuntarily terminated other than for Cause and the Director’s termination date occurs within 12 months following the occurrence of a Change in Control, 100% of the unvested Restricted Shares shall vest as of the date of the Director’s termination of service.

4. Restrictions. Subject to any exceptions set forth in this Agreement, the Director Compensation Plan, and the Equity Incentive Plan, during the Restricted Period, the Restricted Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Director. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Shares or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Shares will be forfeited by the Director and all of the Director's rights to such shares shall immediately terminate without any payment or consideration by the Company.

5. Rights as Shareholder; Dividends.

5.1 During the Restricted Period, the Director shall have the right to vote the Restricted Shares. In addition, the Director’s Restricted Share Account shall be credited with stock equivalent to all dividends paid by the Company during the Restricted Period. Said dividends are subject to vesting of the Restricted Shares and shall be forfeited in the event that the Restricted Shares do not vest for any reason.

5.2 The Company may, but shall not be required to, issue stock certificates or evidence the Director's interest by using a restricted book entry account with the Company's transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Shares vests.

5.3 If the Director forfeits any rights he or she has under this Agreement in accordance with Section 4 of this Agreement, the Director shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Shares and any stock paid as dividends with respect to the Restricted Shares, and shall no longer be entitled to vote or receive dividends on such shares.

6. No Right to Continued Service on the Board. Neither the Equity Incentive Plan, the Director Compensation Plan, nor this Agreement shall confer upon the Director any right to be retained as a Director of the Company or in any other capacity. Further, nothing in the Equity Incentive Plan, the Director Compensation Plan, or this Agreement shall be construed to limit the discretion of the Company to terminate the Director's Continuous Service at any time.

7. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the shares of Common Stock shall be adjusted or terminated in any manner as contemplated by Section 11 of the Equity Incentive Plan, entitled Adjustments Upon Changes in Stock.

8. Tax Liability and Withholding.

8.1 As a condition to the issuance of any Restricted Shares, the Company may withhold, or require the Director to pay or reimburse the Company for, any taxes which the Company determines are required to be withheld under federal, state or local law in connection with the grant or vesting of the Restricted Shares.

8.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Director's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any shares and (b) does not commit to structure the Restricted Shares to reduce or eliminate the Director's liability for Tax-Related Items.

9. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Director with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Director understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

10. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Director indicating restrictions on transferability of the Restricted Shares pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Director under this Agreement shall be in writing and addressed to the Director at the Director's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Director or the Company to the Board of Directors for review. The resolution of such dispute by the Board of Directors shall be final and binding on the Director and the Company.

14. Restricted Shares Subject to Equity Incentive Plan. This Agreement is subject to the Equity Incentive Plan as approved by the Company's shareholders. The terms and provisions of the Equity Incentive Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Equity Incentive Plan, the applicable terms and provisions of the Equity Incentive Plan will govern and prevail. In the event of a conflict between any term or provision contained herein and a term or provision of the Director Compensation Plan, the Director Compensation Plan will govern and prevail. In the event of a conflict between any term or provision contained in the Director Compensation Plan and the Equity Incentive Plan, the Equity Incentive Plan will govern and prevail.

15. Section 409A. This Agreement is intended to comply with the requirements of Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under this Agreement will comply with Section 409A.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Director and the Director's beneficiaries, executors, administrators and the person(s) to whom the Restricted Shares may be transferred by will or the laws of descent or distribution.

17. Severability. The invalidity or unenforceability of any provision of the Equity Incentive Plan, the Director Compensation Plan, or this Agreement shall not affect the validity or enforceability of any other provision of the Equity Incentive Plan, the Director Compensation Plan, or this Agreement, and each provision of the Equity Incentive Plan, the Director Compensation Plan, and this Agreement shall be severable and enforceable to the extent permitted by law.

18. Discretionary Nature of Equity Incentive Plan. The Equity Incentive Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Shares in this Agreement does not create any contractual right or other right to receive any Restricted Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Director's membership on the Board.

19. Amendment. The Board of Directors has the right to amend, alter, suspend, discontinue or cancel the Restricted Shares, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Director's material rights under this Agreement without the Director's consent.

20. Arbitration. Any and all claims arising out of or relating to this Agreement shall be resolved by binding arbitration. Arbitration shall occur in Charleston, South Carolina. Arbitration shall proceed pursuant to the rules of the American Arbitration Association except where this agreement conflicts with those rules. In case of conflict, the terms of this agreement shall govern. A mutually agreeable neutral arbitrator shall be selected by the parties from a list provided by the local office of the American Arbitration Association in the Charleston, South Carolina region. The arbitration proceedings and opinion shall be confidential. The arbitration hearing shall occur within 120 days of the date it is filed. Notwithstanding anything in the rules of the American Arbitration Association, the parties shall be allowed to engage in discovery according to the following rules: each party shall serve all interrogatories and requests for documents within 30 days of filing the arbitration. Each party shall be limited to 10 interrogatories and 5 document requests. Discovery shall be fully responded to within 30 days of receipt. The parties may each take 1 deposition including the deposition of an opposing party. No other discovery shall be allowed except upon written motion to the arbitrator. The arbitrator shall issue a written opinion including findings of fact and conclusions of law within thirty days of the conclusion of the arbitration hearing. The arbitrator may award any relief, legal or equitable, to either party available under law or which may be awarded by a court of competent jurisdiction where the arbitration takes place provided, however that the arbitrator shall not be empowered to award punitive, consequential, or other exemplary damages. The parties hereby expressly waive their right to recover punitive, consequential, and exemplary damages in such a proceeding. The parties shall have the rights to appeal or seek confirmation or modification of such a decision that are set forth in the Federal Arbitration Act. This arbitration agreement and any arbitration shall be governed by the Federal Arbitration Act to the exclusion of state law inconsistent therewith. The parties shall share equally the administrative fees and arbitrator’s fees and expenses unless a contrary provision of law governs. All other costs and expenses associated with the arbitration, including, without limitation, each party’s respective attorney’s fees, shall be borne by the party incurring the expense.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The Director hereby acknowledges receipt of a copy of the Equity Incentive Plan, Director Compensation Plan, and this Agreement. The Director has read and understands the terms and provisions thereof, and accepts the Restricted Shares subject to all of the terms and conditions of the Equity Incentive Plan, the Director Compensation Plan, and this Agreement. The Director acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Shares or disposition of the shares and that the Director has been advised to consult a tax advisor prior to such grant, vesting or disposition.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMPANY HireQuest, Inc.
By: ________________________ Name: John D. McAnnar Title: Secretary
DIRECTOR __________________
By: ________________________